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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OSI Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-129749, No. 333-91118, No. 333-65072, No. 333-42274, No.
333-39509, No. 333-06861, No. 33-64713, No. 33-38443) and on Form S-3
(333-124279) of OSI Pharmaceuticals, Inc. and subsidiaries of our reports dated March 13, 2006, relating to (i) the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows, for the year ended December 31, 2005, for the three months ended December 31, 2004, and for each of the two fiscal years in the period ended September 30, 2004, and (ii) management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of OSI Pharmaceuticals, Inc. Our report described in (ii) above contains an explanatory paragraph relating to the exclusion of internal control over financial reporting associated with one entity acquired during 2005 from management's assessment and our assessment of the effectiveness of internal control over financial reporting of OSI Pharmaceuticals, Inc. as of December 31, 2005.

As discussed in note 1(b) to the consolidated financial statements, the Company adopted EITF 00-21 "Revenue Arrangements with Multiple Deliverables" in fiscal 2004.

As discussed in notes 1(j) and 8 to the consolidated financial statements, the Company fully adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in fiscal 2003.

March 15, 2006                               /s/ KPMG LLP